Exhibit 10.11

arc-group.com

STRICTLY PRIVATE AND CONFIDENTIAL

January 11, 2023

To:	The Sire Group Ltd
Seow Gim Shen – Legal Representative

From:	ARC Group Limited
Abraham Cinta – CEO

FINANCIAL ADVISORY SERVICES IN CONNECTION WITH AN INITIAL PUBLIC OFFERING

This letter of engagement (the “Agreement”) sets forth the terms and conditions upon which The Sire Group Ltd (the “Company”) agrees to engage ARC Group Limited (“ARC”) collectively referred to as “Parties,” as its Initial Public Offering (“IPO”) financial advisor in connection with the Initial Public Offering.

1.	SCOPE OF THE ENGAGEMENT

ARC shall deliver the services outlined below, along with:

1.1.	IPO Financial Advisory

The Corporate Finance Advisory team provides thought leadership on corporate finance issues and develops structured products for our Investment Banking clients.

a.	Develop an IPO Plan;
b.	Develop and manage a Corporate Development Plan (CDP) to be approved by the Company;
c.	Assist in the preparation of the Company’s Corporate Business Plan (CBP);
d.	Valuation according to our own business model;
e.	Accounting and Financial Assistance;
f.	Coordinate with all the 3rd party professionals involved in the Company’s IPO process;
g.	Draft corporate materials including teaser, corporate presentation, confidential information memorandum;
h.	Coordinate with US counsel to draft S-1 and all other necessary filing documents;
i.	Search, engage and appoint underwriter, company’s overseas counsel, company’s China counsel, PCAOB auditor, transfer agent, EDGAR Agent, financial printer, financial public relations firm on behalf of the Company.

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1.2.	Pre-IPO Fund Raising

a.	Due diligence: Conduct business, legal and financial due diligence surveys and provide the company with corresponding improvements;
b.	Preparation of the professional investment presentation for the Company;
c.	Arrangement and handling of the initial roadshow of the Offering for the Company;
d.	Assist in preparation of Private Placement Proposal (PPM) of the Offering for the Company; and
e.	Reach out to the financing partners and initiate contacts with potential investors and institutions in China and/or abroad, including but not limited to venture capital, private equity funds, family offices, etc.

1.3.	Corporate Restructuring:

A company going public must have an organizational structure suitable for public investment. The business must be conducted through a single corporation or a parent corporation with subsidiaries. At the same time, there may be activities or assets and liabilities which are not the core business of the listing company, and these should be taken out of the listing group.

We will assist with the following specific deliverables:

a.	Coordinate with the optimal capital structure;
b.	Coordinate with a tax efficient corporate structure;
c.	Coordinate with the desirable numbers of shares for the public vehicle;
d.	Create an effective shareholding structure that is in the best interest of the shareholders; and
e.	Advice on the ideal share structure for the IPO.

It is expressly understood and agreed that ARC shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder and therefore may not perform all of the tasks enumerated above during the term of this Agreement. Moreover, it is further understood that ARC need not perform each of the above-referenced tasks in order to receive the fees described in section 5. It is further understood that ARC’s tasks may not be limited to those enumerated in this paragraph, ARC Shall attend to any ancillary matters in relation to the above. The Company acknowledges that ARC is not a registered broker-dealer, and thus cannot raise capital. Each Party agrees that ARC is not intended to be a “promoter” as defined in Rule 405 of the Securities Act of 1933, as amended, and that neither party believes ARC is not a “promoter” as defined in Rule 405. ARC further agrees that it shall not take any actions, including any described herein, that could, based on the totality of the circumstances, reasonably be determined to qualify it as a “promoter.”

Notwithstanding anything to the contrary herein, ARC shall not provide any services pursuant to this Agreement that require registration as an SEC registered broker-dealer. To the extent Client requires services that can only be provided by an SEC registered broker dealer, then the Parties agree that ARC’s affiliate, Objective Equity, LLC, an SEC registered broker dealer shall be engaged perform such services or to introduce Client to another SEC registered broker dealer to provide such services.

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2.	MANAGEMENT PARTICIPATION IN THE ENGAGEMENT

The Company agrees to furnish or caused to be furnished to ARC such financial and/or operational information regarding the IPO and this engagement that ARC may request. The Company warrants that the information furnished shall be, to the best of its knowledge and belief, substantially correct. ARC shall utilize all such financial and/or operational information only in the manner authorized under this Agreement and for no other purpose.

In addition to providing the required information, the Company will also be responsible for the following:

-	Working closely with the engagement team of ARC;

-	Providing information and responding to document requests on a timely basis; and

-	Informing ARC of any contacts made directly and affecting the progress of this engagement and/or the services undertaken by ARC.

3.	INDEMNIFICATION

The Company hereby indemnifies and holds ARC and its partners, principals, agents, consultants and employees (the “Indemnified Parties”) harmless from and against any losses, claims, damages or liabilities (or actions in respect thereof) to which and Indemnified Party may become subject as a result of or in connection with ARC rendering services hereunder unless it is finally judicially determined that such losses, claims, damages or liabilities were caused by fraud, willful misconduct or gross negligence on the part of that Indemnified Party in performing its obligations under this Agreement.

This indemnification shall be in relation to any losses incurred by the Indemnified party resulting from any misrepresentation by the Company. In the event that full indemnification is not available to the Indemnified Parties as a matter of law, then their aggregate liability shall be limited to the total fees collected for the services rendered and, in any event, shall be limited by a final adjudication of their relative degree of fault and benefit received.

4.	TERMS OF ENGAGEMENT

The term of the engagement shall begin upon execution of this Agreement and shall last until the earlier of (I) the completion of the IPO by the Company or, (ii) 18 (eighteen) months.

5.	FEES

The professional fees and remuneration associated with the Project and payable to ARC are detailed below:

5.1.	Service Fee structure

Services defined in Clause 1.1 and Clause 1.3:

-	Engagement Non-refundable Initial Service Fee Payment: USD $100,000 (One Hundred Thousand US dollars);

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-	Submission of the S-1 Prospectus and IPO application to the U.S. Securities & Exchange Commission (“SEC”): USD $50,000 (Fifty Thousand US dollars);

-	Approval of the S-1 Prospectus and IPO application by the (“SEC”): USD $50,000 (Fifty Thousand US dollars);

-	IPO Closing of the Company: USD $350,000 (Three hundred and Fifty Thousand US dollars);

-	Equity compensation: 0.5% fully diluted common shares of the listed entity paid to ARC issued upon creation of the company’s offshore structure.

5.2.	Successful Fee on Pre-IPO Capital Raise

Services defined in Clause 1.2:

-	Upon the Company receiving any capital raised privately before IPO: 5% of the capital raised paid in cash.

5.3.	Expenses (including those charged by third parties other than ARC)

All the services providers introduced by ARC will be directly engaged by the Company. The Company has the ultimate decision power to proceed or reject the engagements.

5.4.	Payment Terms

Payments to ARC shall be made by the Company within five (5) working days after receiving an invoice from ARC. All potential bank charges related to the remitting bank in relation to the bank wire transfer is payable by the Company.

ARC will accept the following currencies: United States Dollars. Upon receipt of the Company’s decision, ARC the Advisor will apply the conversion rate in force on the date of invoicing. By default, all invoices will be sent in USD.

In accordance with our policies, should any invoice remain unpaid for more than 45 (forty-five) days, we reserve the right to defer providing any additional services until all outstanding invoices are paid in full. Amounts past due 30 (thirty) days from the invoice date will incur a finance charge of 1% (one percent) per month. ARC shall not be responsible for the impact on the Company of any delay that results from such non- payment by the Company.

5.5.	Out of the pocket Expenses

Once approved by the Company, ARC will be reimbursed for all reasonable “Out of the pocket expenses” (if applicable) engaged in the framework of this Agreement.

The following expenses shall be considered as “Refundable Expenses”:

a.	Travel costs (Flights, trains, taxi etc.) as well as all reasonable out-of-pocket expenses. International flights tickets or flights with a duration longer than 2 hours shall be in Business Class and shall be paid directly by the company;
b.	Accommodation costs;
c.	Any other expenses necessary for the fulfillment of the scope of this agreement;
d.	Cost related to any outside services or independent contractors such as printers, couriers, etc.;

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e.	ARC will provide the Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $1,000 (One Thousand US dollars) without prior authorization of the Company; provided that the foregoing limitation and consent shall not apply to legal fees.

5.6.	Payment Details

USD Dollars through ARC´s entity in Hong Kong:

Standard Chartered (Hong Kong) Limited

Bank branch code: 447

Swift code: SCBLHKHHXXX

Bank Address: Standard Chartered Tower Hong Kong

Account name: ARC GROUP LIMITED

Account number: 44708165926

6.	ADDITIONAL ENGAGEMENT TERMS

6.1.	Right of First Refusal

The Company agrees to: (1) grant ARC the right of first refusal to any and all future public and private equity, equity-linked and debt offerings of the Company, or any successor to or any subsidiary of the Company; and (2) grant ARC the right of first refusal to continue as exclusive Financial Advisor of the Company. The right of first refusal shall terminate twenty-four (24) months after the closing of the transaction. If ARC fails to accept an offer within ten (10) Business Days after the mailing of a notice containing the material terms of proposed financing by registered mail or overnight courier service addressed to the ARC, then ARC shall have no further claim or right with respect to the financing proposal contained in such notice. If, however, the terms of such financing proposal are subsequently modified in any material respect, the preferential right referred to herein shall apply to such modified proposal as if the original proposal had not been made. ARC’s failure to exercise its preferential right with respect to any proposal shall not affect its preferential rights relative to future proposals.

6.2.	Non-Circumvention

Until 18 (eighteen) months from the date of this agreement or until the termination of this Agreement, the Company may not enter or execute any agreement, understanding or undertaking with any party or initiate or maintain contact with any party to perform any of the services described in Clause 1 of this Agreement. In the event that the Company enters into an agreement or relationship with any party that results in a transaction by the Company as described in Clause 1 and during the Term, the Company acknowledges that ARC is entitled to the fees set forth in Section five (5).

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6.3.	Exclusivity

For so long as this Agreement shall remain in effect, the Company agrees that ARC shall act as its sole service provider in relation to the services as described in Clause 1 of this Agreement. The Company shall not and shall not permit any of its respective subsidiaries or affiliates directly or indirectly i) solicit, initiate, or encourage the submission of proposals or offers from any service provider, other than ARC relating to the company and transactions or ii) participate in any discussions or negotiations regarding, furnish any information with respect to the company and transactions with any service provider other than ARC. The exclusivity period will remain for 18 (eighteen) months upon signature of this engagement letter.

6.4.	Non-Solicitation

During the period commencing on the Effective Date and ending two years following the Termination Date, the Company shall not, without the ARCs prior written consent, directly or indirectly; (i) solicit or encourage any person to leave the employment or other service of ARC or its Affiliates; or (ii) hire, on behalf of the Company or any other person or entity, any person who has left the employment within the two years period following the termination of that person’s employment with ARC or its Affiliates.

6.5.	Marketing

The Company hereby grants ARC permission to use its name and publicly available deal information on its website, brochure and any other marketing materials as deemed fit by ARC. Nevertheless, ARC is prohibited to share the Company’s confidential information with the public and shall remove specifics that the Company reasonably requests to keep confidential.

6.6.	Termination Penalty

The agreement can be cancelled by any party at any given moment by writing or email communication. If prior to the end of the term of the agreement, for any reason, the Company terminates the agreement, the Company shall pay ARC Group a termination penalty equal to $200,000 (Two Hundred Thousand US dollars). If ARC terminates the agreement except for overdue payments or refusal from the company to cooperate, ARC Group shall pay The Company a termination penalty equal to $200,000 (Two Hundred Thousand US dollars).

7.	CONFIDENTIALITY

All information of this Agreement as well as all information provided by the Company to ARC, or that may arise from the services provided during the existence of this Agreement and after its termination shall be maintained confidential. Any NDA’s signed between the parties hereto shall serve as a complement to this clause.

8.	DISPUTE RESOLUTION

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”).

9.	GOVERNING LAW

The Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

[Signature Page to follow]

T. +86 21 6266 5010 1118 Yan’an Xi road, Suite 2605	6

arc-group.com

Agreed and accepted for and on behalf of

The Sire Group Ltd

/s/ Seow Gim Shen
Name:	Seow Gim Shen
Legal Representative

Agreed and accepted for and on behalf of

ARC Group Limited

/s/ Abraham Cinta
Name:	Abraham Cinta
CEO

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